Exhibit 99.1

The First Bancorp Keeps Quarterly Dividend at 22 Cents per Share

DAMARISCOTTA, Maine - (BUSINESS WIRE) - September 16, 2015 - The Board of Directors of The First Bancorp (NASDAQ: FNLC) today declared a quarterly dividend of 22 cents per share. This third-quarter dividend is payable October 30, 2015, to shareholders of record as of October 5, 2015, and is equal to the 22 cents per share the Company paid in the prior quarter. Based on the September 15, 2015 closing price of $18.97 per share, the annualized dividend of 88 cents per share translates into a yield of 4.64%.
“The Company had an excellent first half of the year - the best first half in our 151-year history,” noted the Company’s President & Chief Executive Officer, Tony C. McKim. “With all of our key metrics moving in the right direction over the past two years, the Board of Directors feels it appropriate to share these strong earnings with our shareholders in the form of increased cash dividends. We are confident in the view that our generous dividend payout is very important to our shareholders and remains a key component in our total return and the valuation of our shares.”
The First Bancorp, headquartered in Damariscotta, Maine, is the holding company for The First, N.A. Founded in 1864, The First is an independent community bank serving Mid-Coast and Down East Maine with 16 offices in Lincoln, Knox, Hancock, Penobscot and Washington Counties. The Bank provides a full range of consumer and commercial banking products and services. First Advisors, a division of The First, provides investment advisory, private banking and trust services from four offices in Lincoln, Penobscot and Hancock Counties.
Forward-looking and cautionary statements: except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially, as discussed in the Company's filings with the Securities and Exchange Commission.
For more information, please contact F. Stephen Ward, the First Bancorp's Treasurer & Chief Financial Officer, at 207.563.3272.